Exhibit 99.1

The Michaels Companies Reports Record Second Quarter Sales and Earnings per Share

  Total net sales increased 1.2%, or 1.3% on a constant currency basis
  Comparable store sales increased 0.6%, or 0.8% on a constant currency basis
  Operating income of $88.0 million and diluted EPS of $0.19

IRVING, Texas--(BUSINESS WIRE)--August 24, 2017--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the second quarter ended July 29, 2017.

“Today, we reported record second quarter sales and earnings per share results which were above our initial guidance,” said Chuck Rubin, Chairman and Chief Executive Officer. “Our efforts to create a more experiential, omnichannel shopping experience, improve our value perception, and leverage our customer analytics are gaining traction earlier than we initially expected. As we begin the second half of the year, we believe these efforts will continue to deliver profitable growth and enable us to further expand our leadership in the arts and crafts channel.”

Second Quarter Highlights

  Net sales increased 1.2%, or 1.3% on a constant currency basis, to $1,072.6 million, from $1,060.4 million in the second quarter of fiscal 2016. The increase was primarily a result of the operation of 10 additional stores (net of closures) during the quarter. Comparable store sales increased 0.6%, or 0.8% on a constant currency basis, driven by an increase in customer transactions, which was partially offset by a decline in average ticket.
  Gross profit increased 3.0% to $402.5 million, from $390.7 million in the second quarter of fiscal 2016. As a percentage of net sales, gross profit increased 70 basis points to 37.5% compared to 36.8% in the second quarter of fiscal 2016. The increase, as a percentage of net sales, was due to higher merchandise margin and distribution-related costs. These benefits were partially offset by higher inventory shrinkage and a $1.4 million benefit associated with net non-recurring, inventory-related purchase accounting adjustments in the second quarter of fiscal 2016 related to the acquisition of Lamrite West.
  Selling, general and administrative expense, including store pre-opening costs, (“SG&A”) increased 3.6% to $314.5 million, or 29.3% of sales, from $303.6 million, or 28.6% of sales, in the second quarter of fiscal 2016. The increase in SG&A was primarily due to an increase in performance-based compensation, along with expenses associated with the operation of 10 additional stores (net of closures), marketing investments and higher health care expenses. The increase was partially offset by lower professional fees and a comparison against $1.9 million of integration expenses recorded in the second quarter of fiscal 2016 related to the acquisition of Lamrite West.
  Operating income increased 1.0% to $88.0 million, or 8.2% of sales, compared to $87.1 million, or 8.2% of sales, in the second quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted operating income for the second quarter of fiscal 2016 was $87.6 million.
  Interest expense decreased $0.9 million to $31.1 million, from $32.0 million in the second quarter of fiscal 2016 due to interest rate savings from the refinancing of the term loan credit facility in the third quarter of fiscal 2016.
  The effective tax rate was 36.0% for the second quarter of fiscal 2017, compared to 35.5% for the second quarter of fiscal 2016. The higher effective tax rate is primarily due to a $1.4 million charge related to the reduction of certain federal tax credits in the second quarter of fiscal 2017, which was partially offset by benefits realized from our direct sourcing initiatives.
  Net income was $35.6 million, flat with the second quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted net income for the second quarter of fiscal 2016 was $35.9 million.
  Diluted earnings per share increased 11.8% to $0.19, from $0.17 in the second quarter of fiscal 2016. Diluted weighted-average common shares outstanding for the quarter were 187.9 million compared with 207.5 million in the second quarter of fiscal 2016. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted diluted earnings per share in the second quarter of fiscal 2016 was $0.17.
  During the second quarter of fiscal 2017, the Company opened five new Michaels stores and closed three Aaron Brothers stores, compared with five new Michaels store openings and three Aaron Brothers closings in the second quarter of fiscal 2016. At the end of the second quarter, the Company operated 1,230 Michaels stores, 101 Aaron Brothers stores, and 35 Pat Catan’s stores.
  The Company ended the second quarter of fiscal 2017 with $134.1 million in cash, $2.8 billion in total debt and $681.4 million in availability under its asset-based revolving credit facility.
  Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site, increased 2.1% to $864,000, compared to $846,000 at the end of the second quarter of fiscal 2016. Inventory at the end of the second quarter was $1,195.5 million, an increase of 4.4% compared to $1,145.4 million in the second quarter of fiscal 2016. The increase in inventory was primarily due to additional inventory associated with the operation of 10 additional stores (net of closures) and earlier receipt of inventory to support key merchandising initiatives in the second half of fiscal 2017.
  During the quarter, the Company purchased 5.4 million shares, or $101.4 million, under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $398.6 million. The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Third Quarter and Fiscal Year 2017 Outlook:

“Looking ahead to the rest of the year, we believe our sales and profitability trends will continue to improve, as we pursue our Vision 2020 strategy and as our customer continues to respond positively to the enhancements we are making to offer more value, more trend-right product, and a more integrated, omnichannel experience,” added Mr. Rubin. “Additionally, the unique headwinds we experienced in the second half of fiscal 2016 should provide for easier comparisons in the second half of this year.”

For fiscal 2017, a 53-week year, the Company expects:

  total net sales growth of 2.8% to 3.8%, including the impact of the 53rd week, which is planned to be approximately $80 million;
  comparable store sales to increase 0.5% to 1.5%;
  to open 18 new stores, including 17 new Michaels stores and one new Pat Catan’s store; relocate 13 Michaels stores; and close 14 Aaron Brothers stores;
  operating income to be in the range of $735 million to $750 million;
  interest expense to be approximately $131 million;
  the effective tax rate to be between 34% and 35%;
  diluted earnings per common share to be between $2.11 and $2.16, based on diluted weighted average common shares of approximately 187 million; and
  capital expenditures to be between $125 million and $135 million.

The outlook for fiscal 2017 includes approximately $0.03 of favorable earnings per share impact related to 5.4 million shares repurchased in the second quarter of fiscal 2017 and approximately $0.02 of favorable earnings per share impact related to a stronger Canadian Dollar. The Company now expects the Canadian exchange rate will average $1.31 for the full year, effectively eliminating the difference between reported and constant currency results.

For the third quarter of fiscal 2017, the Company expects:

  comparable store sales to increase 1.2% to 2.2%;
  to open nine new Michaels stores, open one new Pat Catan’s store, relocate five Michaels stores, and close four Aaron Brothers stores;
  operating income to be between $150 million and $155 million;
  interest expense to be approximately $34 million;
  the effective tax rate to be between 34% and 35%; and
  diluted earnings per common share to be between $0.41 and $0.43, based on diluted weighted average common shares of 184 million.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 24, 2017, at 8:00 a.m. Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10110437. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until September 7, 2017, by dialing (877) 344-7529 or (412) 317-0088, access code 10110437.

Non-GAAP Information

This press release includes non-GAAP measures including EBITDA; Adjusted EBITDA; operating income excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West (“Adjusted operating income”); net income excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West (“Adjusted net income”); and diluted earnings per share excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West (“Adjusted diluted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2017 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2016 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

A Fortune 500® Company, The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators.

As of July 29, 2017, the Company owned and operated 1,366 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. The Michaels Companies, Inc. produces a number of private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, Imagin8®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 29,	July 30,	July 29,	July 30,
(in thousands, except per share data)	2017	2016	2017	2016
Net sales	$1,072,593	$1,060,353	$2,231,156	$2,219,233
Cost of sales and occupancy expense	670,082	669,656	1,361,012	1,363,785
Gross profit	402,511	390,697	870,144	855,448
Selling, general and administrative	313,867	302,712	641,263	620,512
Store pre-opening costs	662	908	1,640	2,534
Operating income	87,982	87,077	227,241	232,402
Interest expense	31,051	31,954	61,488	64,173
Losses on early extinguishments of debt and refinancing costs	—	405	—	405
Other expense (income), net	1,353	(515)	1,309	(69)
Income before income taxes	55,578	55,233	164,444	167,893
Income taxes	20,016	19,616	56,674	61,511
Net income	$35,562	$35,617	$107,770	$106,382

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	13,944	(4,759)	8,672	9,450
Comprehensive income	$49,506	$30,858	$116,442	$115,832

Earnings per common share:
Basic	$0.19	$0.17	$0.57	$0.51
Diluted	$0.19	$0.17	$0.57	$0.51
Weighted-average common shares outstanding:
Basic	186,886	205,881	187,927	206,437
Diluted	187,931	207,547	189,171	208,269

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended		26 Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.5	63.2	61.0	61.5
Gross profit	37.5	36.8	39.0	38.5
Selling, general and administrative	29.3	28.5	28.7	28.0
Store pre-opening costs	0.1	0.1	0.1	0.1
Operating income	8.2	8.2	10.2	10.5
Interest expense	2.9	3.0	2.8	2.9
Losses on early extinguishments of debt and refinancing costs	—	—	—	—
Other expense (income), net	0.1	—	0.1	—
Income before income taxes	5.2	5.2	7.4	7.6
Income taxes	1.9	1.8	2.5	2.8
Net income	3.3%	3.4%	4.8%	4.8%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	July 29,	January 28,	July 30,
(in thousands, except per share data)	2017	2017	2016
ASSETS
Current Assets:
Cash and equivalents	$134,119	$298,813	$114,849
Merchandise inventories	1,195,495	1,127,777	1,145,422
Prepaid expenses and other	87,176	87,175	85,482
Accounts receivable, net	24,311	23,215	26,920
Income taxes receivable	20,085	5,825	42,676
Total current assets	1,461,186	1,542,805	1,415,349
Property and equipment, at cost	1,530,622	1,488,136	1,724,291
Less accumulated depreciation and amortization	(1,122,928)	(1,074,972)	(1,325,603)
Property and equipment, net	407,694	413,164	398,688
Goodwill	119,074	119,074	119,074
Other intangible assets, net	22,736	23,702	23,703
Deferred income taxes	37,137	36,834	39,780
Other assets	12,202	12,061	12,387
Total assets	$2,060,029	$2,147,640	$2,008,981

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$510,818	$517,268	$462,099
Accrued liabilities and other	391,784	397,497	355,359
Current portion of long-term debt	112,125	31,125	66,900
Income taxes payable	823	78,334	—
Total current liabilities	1,015,550	1,024,224	884,358
Long-term debt	2,712,475	2,723,187	2,735,187
Other liabilities	99,997	98,655	97,232
Total liabilities	3,828,022	3,846,066	3,716,777

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 183,414 shares issued and outstanding at July 29, 2017; 193,311 shares issued and outstanding at January 28, 2017; and 205,824 shares issued and outstanding at July 30, 2016	12,330	12,948	13,770
Additional paid-in-capital	59,099	233,129	493,096
Treasury stock	(11,361)	—	—
Accumulated deficit	(1,822,509)	(1,930,279)	(2,202,056)
Accumulated other comprehensive loss	(5,552)	(14,224)	(12,606)
Total stockholders’ deficit	(1,767,993)	(1,698,426)	(1,707,796)
Total liabilities and stockholders’ deficit	$2,060,029	$2,147,640	$2,008,981

*Certain reclassifications of the amounts for fiscal 2016 have been made to conform to the presentation for fiscal 2017.

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
	July 29,	July 30,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$107,770	$106,382
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	57,423	58,468
Share-based compensation	10,557	6,590
Debt issuance costs amortization	2,549	3,760
Accretion of long-term debt, net	(252)	(124)
Deferred income taxes	(225)	619
Losses on early extinguishments of debt and refinancing costs	—	405
Losses on disposition of property and equipment	—	35
Excess tax benefits from share-based compensation	—	(7,271)
Changes in assets and liabilities, excluding acquired net assets:
Merchandise inventories	(67,218)	(58,612)
Prepaid expenses and other	(1)	639
Accounts receivable	(1,096)	4,858
Other assets	(700)	(445)
Accounts payable	(11,841)	(20,171)
Accrued interest	(7,691)	(5,045)
Accrued liabilities and other	(2,811)	(35,091)
Income taxes	(91,771)	(78,816)
Other liabilities	1,272	(605)
Net cash used in operating activities	(4,035)	(24,424)

Cash flows from investing activities:
Additions to property and equipment	(43,120)	(38,395)
Acquisition of Lamrite West, net of cash acquired	—	(151,100)
Net cash used in investing activities	(43,120)	(189,495)

Cash flows from financing activities:
Common stock repurchased	(191,164)	(129,039)
Payments on term loan credit facility	(12,450)	(12,450)
Borrowings on asset-based revolving credit facility	139,100	42,000
Payments on asset-based revolving credit facility	(58,100)	—
Payment of debt issuance costs	—	(3,048)
Payment of dividends	(408)	(415)
Proceeds from stock options exercised	5,483	15,058
Excess tax benefits from share-based compensation	—	7,271
Net cash used in financing activities	(117,539)	(80,623)

Net change in cash and equivalents	(164,694)	(294,542)
Cash and equivalents at beginning of period	298,813	409,391
Cash and equivalents at end of period	$134,119	$114,849

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended		26 Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Michaels stores:
Open at beginning of period	1,225	1,204	1,223	1,196
New stores	5	5	8	16
Relocated stores opened	1	4	8	10
Closed stores	—	—	(1)	(3)
Relocated stores closed	(1)	(4)	(8)	(10)
Michaels stores open at end of period	1,230	1,209	1,230	1,209

Aaron Brothers stores:
Open at beginning of period	104	115	109	117
Closed stores	(3)	(3)	(8)	(5)
Aaron Brothers stores open at end of period	101	112	101	112

Pat Catan's stores:
Open at beginning of period	35	33	35	—
Acquired stores	—	—	—	32
New stores	—	2	—	3
Pat Catan's stores open at end of period	35	35	35	35

Total store count at end of period	1,366	1,356	1,366	1,356

Other Operating Data:
Average inventory per Michaels store (in thousands)[1]	$864	$846	$864	$846
Comparable store sales	0.6%	0.7%	(0.3)%	0.8%
Comparable store sales, at constant currency	0.8%	1.0%	(0.2)%	1.2%

[1] The calculation of average inventory per Michaels store excludes Aaron Brothers and Pat Catan's stores.

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 29,	July 30,	July 29,	July 30,
(in thousands)	2017	2016	2017	2016
Net cash used in operating activities	$(26,980)	$(561)	$(4,035)	$(24,424)
Depreciation and amortization	(28,872)	(28,998)	(57,423)	(58,468)
Share-based compensation	(5,615)	(3,461)	(10,557)	(6,590)
Debt issuance costs amortization	(1,275)	(1,786)	(2,549)	(3,760)
Accretion of long-term debt, net	126	62	252	124
Deferred income taxes	484	(4,610)	225	(619)
Losses on early extinguishments of debt and refinancing costs	—	(405)	—	(405)
Losses on disposition of property and equipment	—	(3)	—	(35)
Excess tax benefits from share-based compensation	—	2,672	—	7,271
Changes in assets and liabilities	97,694	72,707	181,857	193,288
Net income	35,562	35,617	107,770	106,382
Interest expense	31,051	31,954	61,488	64,173
Income taxes	20,016	19,616	56,674	61,511
Depreciation and amortization	28,872	28,998	57,423	58,468
Interest income	(110)	(173)	(254)	(453)
EBITDA	115,391	116,012	283,101	290,081
Adjustments:
Losses on early extinguishments of debt and refinancing costs	—	405	—	405
Share-based compensation	5,615	3,461	10,557	6,590
Severance costs	243	174	577	920
Store pre-opening costs	662	908	1,640	2,534
Store remodel costs	855	71	977	(10)
Foreign currency transaction losses (gains)	1,386	(388)	1,447	548
Store closing costs	284	1,054	2,013	2,152
Lamrite integration costs	—	1,874	—	6,019
Other (a)	634	779	1,499	1,560
Adjusted EBITDA	$125,070	$124,350	$301,811	$310,799

(a) Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses, and certain legal expenses.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 29,	July 30,	July 29,	July 30,
(In thousands, except per share)	2017	2016	2017	2016
Operating income	$87,982	$87,077	$227,241	$232,402
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	—	(1,363)	—	2,214
Add: Non-recurring integration expenses (b)	—	1,874	—	6,019
Adjusted operating income	$87,982	$87,588	$227,241	$240,635

Net income	$35,562	$35,617	$107,770	$106,382
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	—	(1,363)	—	2,214
Add: Non-recurring integration expenses (b)	—	1,874	—	6,019
Less tax adjustment for above add-backs (c)	—	(206)	—	(3,200)
Adjusted net income	$35,562	$35,922	$107,770	$111,415

Earnings per common share, diluted	$0.19	$0.17	$0.57	$0.51
Adjusted earnings per common share, diluted	$0.19	$0.17	$0.57	$0.53
(a)	Excludes non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.
(b)	Excludes non-recurring integration expenses related to the acquisition of Lamrite West.
(c)	Adjusts for the tax impact of integration costs and purchase accounting adjustments related to the acquisition of Lamrite West.

CONTACT:
Investor Contact:
The Michaels Companies, Inc.
Kiley F. Rawlins, CFA, 972-409-7404
Kiley.Rawlins@michaels.com
or
ICR, Inc.
Farah Soi, CFA, 203-682-8200
Farah.Soi@icrinc.com
or
Caitlin Morahan, 203-682-8200
Caitlin.Morahan@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell / Julia Young, 203-682-8200
Michaels@icrinc.com